Citigroup Global Markets Holdings Inc.	August 27, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH2724 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Autocallable Market-Linked Notes Based on the Citi RadarSM 5 Excess Return Index Due September 1, 2026

Overview

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for automatic early redemption at a premium on a periodic basis on the terms described below if the closing level of the Citi RadarSM 5 Excess Return Index (the “Index”) on any valuation date prior to the final valuation date exceeds the applicable premium threshold level. The premium threshold level increases over the term of the notes. If the notes are not automatically redeemed prior to maturity, then the notes will not be redeemed at a premium but offer the potential for a positive return at maturity based on the performance of the Index from the initial index level to the final index level.

▪	If, on any valuation date prior to the final valuation date, the closing level of the Index is greater than or equal to the applicable premium threshold level, the notes will be automatically redeemed. If the notes are not automatically redeemed prior to maturity and the Index appreciates from the initial index level to the final index level, you will receive a positive return at maturity equal to that appreciation multiplied by the upside participation rate specified below. However, if the notes are not automatically redeemed prior to maturity and the Index remains the same or depreciates, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. The notes are designed for investors who are willing to forgo interest on the notes and accept the risk of not receiving any return on the notes in exchange for the possibility of automatic early redemption at a premium or, if the notes are not automatically redeemed, a positive return at maturity, based in each case on the performance of the Index. Investors should understand that there is no guarantee that they will receive a positive return on their investment in the notes and that even if they do receive a positive return, there is no assurance that their total return at maturity on the notes will compensate them for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	In order to obtain the exposure to the Index that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Index:	The Citi RadarSM 5 Excess Return Index (ticker symbol: “CIISRAD5”)
Aggregate stated principal amount:	$20,000.00
Stated principal amount:	$1,000 per note
Pricing date:	August 27, 2019
Issue date:	August 30, 2019. See “Supplemental Plan of Distribution” in this pricing supplement for more additional information.
Valuation dates:	August 27, 2020, August 27, 2021, August 29, 2022, August 28, 2023, August 27, 2024, August 27, 2025 and August 27, 2026 (the “final valuation date”), subject to postponement if such date is not an index scheduled trading day
Maturity date:	September 1, 2026
Automatic early redemption:	If, on any valuation date prior to the final valuation date, the closing level of the Index is greater than or equal to the applicable premium threshold level, the notes will be automatically redeemed on the third business day following that valuation date for an amount in cash per note equal to $1,000 plus the premium applicable to that valuation date. If the notes are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not be entitled to receive the premium applicable to any later valuation date.
Payment at maturity:	If the notes have not previously been redeemed, for each note you hold at maturity, the $1,000 stated principal amount plus the note return amount, which will be either zero or positive
Note return amount:

▪  If the final index level is greater than the initial index level:
$1,000 × the index return × the upside participation rate

 ▪ If the final index level is less than or equal to the initial index level:
$0

Upside participation rate:	100%
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17327TKR6 / US17327TKR67
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per note:	$1,000	$41.25	$958.75
Total:	$20,000.00	$820.00	$19,180.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the notes is $912.681 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $41.25 for each note sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $41.25 for each note they sell. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per note proceeds to issuer indicated above represent the minimum per note proceeds to issuer for any note, assuming the maximum per note underwriting fee. As noted above, the underwriting fee is variable.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-8.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying index supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Index Supplement No. IS-03-01 dated June 28, 2019        Prospectus Supplement and Prospectus each dated May 14, 2018

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Premium:

The premium applicable to each valuation date prior to the final valuation date is set out below. The premium may be significantly less than the appreciation of the Index from the pricing date to the applicable valuation date.

• August 27, 2020:	5.60% of the stated principal amount
• August 27, 2021:	11.20% of the stated principal amount
• August 29, 2022:	16.80% of the stated principal amount
• August 28, 2023:	22.40% of the stated principal amount
• August 27, 2024:	28.00% of the stated principal amount
• August 27, 2025:	33.60% of the stated principal amount
Premium threshold level:	• August 27, 2020:	102.00% of the initial index level
	• August 27, 2021:	104.00% of the initial index level
	• August 29, 2022:	106.00% of the initial index level
	• August 28, 2023:	108.00% of the initial index level
	• August 27, 2024:	110.00% of the initial index level
	• August 27, 2025:	112.00% of the initial index level
Initial index level:	222.05, the closing level of the Index on the pricing date
Final index level:	The closing level of the Index on the final valuation date
Index return:	The percentage change in the closing level of the Index from the pricing date to the final valuation date, calculated as follows: (i) final index level minus initial index level, divided by (ii) initial index level

Additional Information

This pricing supplement is intended to be read together with the accompanying index supplement, prospectus supplement and prospectus, which are available via the hyperlinks on the cover page of this pricing supplement. The accompanying index supplement, prospectus supplement and prospectus contain important information that is not included in this pricing supplement, including:

•	a more detailed description of the Index, beginning on page IS-22 of the accompanying index supplement;

•	more detailed risk factors relating to the Index, beginning on page IS-8 of the accompanying index supplement;

•	the Index rules that govern the calculation of the Index and the rules that govern the calculation of the U.S. Treasury note futures indices that are eligible for inclusion in the Index, found in Annexes A and B to the accompanying index supplement;

•	information about the equity sector ETFs that are eligible for inclusion in the Index, beginning on page IS-39 of the accompanying index supplement;

•	a description of the U.S. treasury note futures indices that are eligible for inclusion in the Index (together with the equity sector ETFs, the “Constituents”), beginning on page IS-47 of the accompanying index supplement;

•	general terms of the notes, including terms relating to the potential postponement of the determination of the final index level and the maturity date upon the occurrence of a market disruption event and terms specifying the consequences of the discontinuance of the Index, beginning on page IS-18 of the accompanying index supplement; and

•	considerations for certain employee benefit plans or investors that are investing with assets of such plans, beginning on page IS-53 of the accompanying index supplement.

Certain terms used but not defined in this pricing supplement are defined in the accompanying index supplement.

PS-2

Citigroup Global Markets Holdings Inc.

Summary Index Description

The Index is published by Citigroup Global Markets Limited (the “Index Administrator”), which is an affiliate of ours.  The Index tracks the hypothetical performance of a rules-based investment methodology premised on the idea that there is a relationship between the prevailing interest rate environment in the United States and the relative performance of different sectors of the U.S. equity and Treasury markets. Based on that premise, the Index seeks to determine on a daily basis whether the United States is in a “Rising” interest rate environment or a “Not Rising” interest rate environment. If the Index determines that there is a “Rising” interest rate environment, the Index will allocate exposure to exchange-traded funds (“ETFs”) representing sectors of the U.S. equity market that, according to the Index’s investment thesis, may outperform the broader market in a rising interest rate environment. If, on the other hand, the Index determines that there is a “Not Rising” interest rate environment, the Index will allocate exposure to different ETFs representing sectors of the U.S. equity market that, according to the Index’s investment thesis, may outperform the broader market in a falling or flat interest rate environment. In an attempt to maintain a volatility target of 5%, the Index will also allocate exposure to U.S. Treasury note futures and, potentially, to uninvested cash. Collectively, these allocations – to the selected equity sector ETFs, U.S. Treasury note futures and uninvested cash – make up a hypothetical investment portfolio. The performance of the Index will reflect the performance of that hypothetical investment portfolio, as adjusted daily in response to the observed interest rate environment and pursuant to the volatility targeting feature described below, and subject to the excess return deduction and index fee described below.

The Index determines whether the prevailing interest rate environment is “Rising” or “Not Rising” on each day by observing the average rate of 3-month U.S. dollar LIBOR for each month in the immediately preceding four months (the “Rates Signal”). If the average rate of 3-month U.S. dollar LIBOR increased from each month to the next in that four-month period, then the Index will determine that there is a “Rising” interest rate environment. In all other circumstances, the Index will determine that there is a “Not Rising” interest rate environment.

There is uncertainty about the future of 3-month U.S. dollar LIBOR. If the Index Administrator determines that 3-month U.S. dollar LIBOR has been discontinued or is no longer widely relied upon by market participants as a benchmark interest rate, the Index Administrator may select a successor rate to be substituted for 3-month U.S. dollar LIBOR in the calculation of the Rates Signal. In that event, the successor rate chosen by the Index Administrator may differ in important ways from 3-month U.S. dollar LIBOR, and Index performance based on the successor rate may be less favorable than it would have been had the Rates Signal continued to be based on 3-month U.S. dollar LIBOR.

The following table lists the equity sector ETFs and U.S. Treasury note futures index to which the Index will allocate exposure in each observed interest rate environment. The table also indicates that the Index may allocate exposure to uninvested cash.

We refer to the hypothetical investment portfolio tracked by the Index at any given time as the “Selected Portfolio” at that time. The selected equity sector ETFs together make up a hypothetical “Equity Allocation” in the Selected Portfolio and will be equally weighted with each other. The applicable U.S. Treasury note futures index makes up a hypothetical “Treasury Futures Allocation”. We refer to the overall allocation to the Equity Allocation and the Treasury Futures Allocation together as the “Invested Allocation” within the Selected Portfolio. In addition to these allocations, the Selected Portfolio may have a hypothetical allocation to uninvested cash, which we refer to as the “Cash Allocation”. No interest or other return will accrue on the Cash Allocation.

The Index determines how much exposure to allocate to each of the Equity Allocation, the Treasury Futures Allocation and the Cash Allocation on a daily basis in a manner designed to maintain a target volatility of the Index of 5%. This volatility-targeting feature is applied in two stages. First, the Index will allocate exposure between the Equity Allocation and the Treasury Futures Allocation within the Invested Allocation based on the volatility of the current Equity Allocation over the prior six months, with higher volatility resulting in a lower Equity Allocation, and vice versa. Second, the Index will allocate exposure between the Invested Allocation and the Cash Allocation based on the volatility of the Invested Allocation over the prior one month. In this second stage, the Index will, if necessary, reduce exposure to the Invested Allocation and increase exposure to the Cash Allocation (which has no volatility) in an attempt to maintain a rolling one-month Selected Portfolio volatility of 5%.

PS-3

Citigroup Global Markets Holdings Inc.

The chart below illustrates the composition of four hypothetical Selected Portfolios, assuming various combinations of the Rates Signal, the trailing six-month volatility of the current Equity Allocation and the trailing one-month volatility of the Invested Allocation. The chart is intended solely for the purpose of illustrating how various allocations together make up a Selected Portfolio, depending on the Rates Signal, the trailing six-month volatility of the current Equity Allocation and the trailing one-month volatility of the Invested Allocation. It is not an indication of what the composition of the Selected Portfolio may be at any given point in time. The chart refers to each equity sector ETF by its ticker symbol, which can be found in the table above.

Each U.S. Treasury note futures index tracks the performance of a hypothetical investment, rolled quarterly, in a near-maturity U.S. Treasury note futures contract. A U.S. Treasury note futures contract is a contract for the purchase of U.S. Treasury notes with maturities falling within a specified range on a fixed date in the future. Accordingly, the value of a U.S. Treasury note futures contract will fluctuate with changes in the market value of the underlying U.S. Treasury notes. In general, the value of a U.S. Treasury note will fall as market interest rates rise, and rise as market interest rates fall. However, the value of a U.S. Treasury note futures contract will also fluctuate based on factors that are unique to a futures contract, such as supply and demand in the futures market, the time remaining to the maturity of the futures contract and market interest rates over the term of the contract. These factors are likely to cause a position in a U.S. Treasury note futures contract to reflect an implicit financing cost, which will lower the return on the futures contract as compared to a direct investment in the underlying U.S. Treasury notes. Accordingly, we expect the performance of each U.S. Treasury note futures index to generally reflect changes in the value of the underlying U.S. Treasury notes, as reduced by an implicit financing cost. We expect the implicit financing cost to rise if market interest rates rise.

In determining the performance of the Index, a rate equal to the federal funds effective rate will be deducted from the daily performance of each equity sector ETF. We refer to this deduction, together with the implicit financing cost reflected in each U.S. Treasury note futures index, as the “excess return deduction”. The excess return deduction is likely to cause the performance of the Selected Portfolio as measured for purposes of the Index to be significantly less than the actual performance of the equity sector ETFs and the U.S. Treasury notes underlying the U.S. Treasury futures that make up the Selected Portfolio. The impact of the excess return deduction will increase if market interest rates rise. The performance of the Index will also be reduced on a daily basis by an index fee of 0.75% per annum.

This section contains only a summary description of the Index and does not describe all of its important features in detail. Before investing in the notes, you should carefully review the more detailed description of the Index contained in the section “Description of the Citi RadarSM 5 Excess Return Index” in the accompanying index supplement.

The Index is subject to important risks, including the following:

•	The Index is premised on a particular investment thesis about the relationship between the prevailing interest rate environment and the relative performance of different sectors of the U.S. equity market. That investment thesis may be wrong. The assumed relationship may not in fact exist, or if it exists it may be too weak to be meaningful. If the Index’s investment thesis is wrong or too weak to be meaningful, the Index’s Equity Allocation may perform no better than, and in fact may materially underperform, any other allocation that could be made among the equity sector ETFs or the broader market. Our offering of the notes is not an expression of our view about the validity of the Index’s investment thesis. You should form your own

PS-4

Citigroup Global Markets Holdings Inc.

independent view about the validity of the Index’s investment thesis in connection with your evaluation of an investment in the notes.

•	Even if a meaningful relationship exists between the prevailing interest rate environment and the relative performance of different sectors of the U.S. equity market, the particular rules that make up the Index methodology may not effectively capitalize on that relationship.

•	The Index only seeks to partially implement its investment thesis. At any point in time, the Index is likely to have a significant allocation to the Treasury Futures Allocation and/or the Cash Allocation. That allocation is intended to help the Index maintain its volatility target of 5%, and is not in furtherance of its investment thesis. In fact, because the U.S. Treasury note futures indices are likely to be adversely affected by rising interest rates, the allocation to the Treasury Futures Allocation may run counter to the Index’s investment thesis in a Rising interest rate environment.

•	The Index is likely to significantly underperform the equity markets in a rising equity market, because the Index is likely to have a significant allocation to the Treasury Futures Allocation and/or Cash Allocation at all times.

•	The Index will likely have significant exposure at all times to one of two U.S. Treasury note futures indices. Each U.S. Treasury note futures index has limited return potential and significant downside potential, particularly in a “Rising” interest rate environment.

•	The excess return deduction and index fee will place a drag on the performance of the Index, offsetting any appreciation of the U.S. Treasury notes underlying the applicable U.S. Treasury note futures index and the equity sector ETFs that make up the Equity Allocation, exacerbating any depreciation and causing the level of the Index to decline steadily if the value of those U.S. Treasury notes and/or equity sector ETFs remains relatively constant.

•	The Index was launched on February 20, 2019 and, therefore, has a limited performance history.

For more information about the important risks affecting the Index, you should carefully read the section “Summary Risk Factors—Key Risks Relating to the Index” in this pricing supplement and “Risk Factors Relating to the Index” in the accompanying index supplement.

The Selected Portfolio is a hypothetical investment portfolio. There is no actual portfolio of assets to which any investor is entitled or in which any investor has any ownership or other interest. The Index is merely a mathematical calculation that is performed by reference to hypothetical positions in the Equity Allocation, Treasury Futures Allocation and Cash Allocation and the other Index rules.

PS-5

Citigroup Global Markets Holdings Inc.

Hypothetical Payment Upon Automatic Early Redemption

The following table illustrates how the amount payable per note will be calculated if the closing level of the Index is greater than or equal to the applicable premium threshold level on any valuation date prior to the final valuation date.

If the closing level of the Index on the following valuation date…	… is greater than or equal to the following premium threshold level …	. . . then you will receive the following payment per note upon automatic early redemption:
August 27, 2020	102.00% of the initial index level	$1,000 + applicable premium = $1,000 + $56.00 = $1,056.00
August 27, 2021	104.00% of the initial index level	$1,000 + applicable premium = $1,000 + $112.00 = $1,112.00
August 29, 2022	106.00% of the initial index level	$1,000 + applicable premium = $1,000 + $168.00 = $1,168.00
August 28, 2023	108.00% of the initial index level	$1,000 + applicable premium = $1,000 + $224.00 = $1,224.00
August 27, 2024	110.00% of the initial index level	$1,000 + applicable premium = $1,000 + $280.00 = $1,280.00
August 27, 2025	112.00% of the initial index level	$1,000 + applicable premium = $1,000 + $336.00 = $1,336.00

If the closing level of the Index is not greater than or equal to the applicable premium threshold level on any valuation date prior to the final valuation date, then the notes will not be automatically redeemed prior to maturity and you will not receive a premium.

PS-6

Citigroup Global Markets Holdings Inc.

Hypothetical Payment at Maturity

The diagram below illustrates your payment at maturity for a range of hypothetical index returns, assuming the notes are not automatically redeemed prior to maturity.

Market-Linked Notes Payment at Maturity Diagram

The examples below illustrate how to determine the payment at maturity on the notes, assuming the various hypothetical final index levels indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the notes will be. The actual payment at maturity will depend on the actual final index level.

The examples below are based on a hypothetical initial index level of 100 and do not reflect the actual initial index level. For the actual initial index level, see the cover page of this pricing supplement. We have used this hypothetical level, rather than the actual level, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payment at maturity on the notes will be calculated based on the actual initial index level, and not the hypothetical level indicated below.

Example 1—Upside Scenario. The final index level is 110 (a 10% increase from the initial index level), which is greater than the initial index level.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + ($1,000 × the index return × the upside participation rate)

= $1,000 + ($1,000 × 10% × 100%)

= $1,000 + $100

= $1,100

Because the Index appreciated by 10% from the initial index level to the final index level, your total return at maturity in this scenario would be 10%.

Example 2—Par Scenario. The final index level is 90 (a 10% decrease from the initial index level), which is less than the initial index level.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + $0

= $1,000

Because the Index depreciated from the initial index level to the final index level, the payment at maturity per note would equal the $1,000 stated principal amount per note and you would not receive any positive return on your investment.

PS-7

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the Index. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page IS-8 in the accompanying index supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

Key Risks Relating to the Notes

▪	You may not receive any return on your investment in the notes. If the closing level of the Index is not greater than or equal to the applicable premium threshold level on any valuation date prior to the final valuation date, then the notes will not be automatically redeemed at a premium. In that event, you will receive a positive return on your investment in the notes only if the Index appreciates from the initial index level to the final index level. If the final index level is equal to or less than the initial index level, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, even if the Index appreciates from the initial index level to the final index level, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Your potential return on the notes in connection with an automatic early redemption is limited. If the notes are automatically redeemed prior to maturity, your potential return on the notes is limited to the premium applicable to the relevant valuation date, as described on the cover page of this pricing supplement, regardless of how significantly the closing level of the Index may exceed the applicable premium threshold level.

▪	The term of the notes may be as short as one year. If the closing level of the Index on any valuation date prior to the final valuation date, including the valuation date expected to occur approximately one year after the pricing date, is greater than or equal to the applicable premium threshold level, the notes will be automatically redeemed. If the notes are automatically redeemed, you will not receive the premium applicable to any later valuation date.

▪	The premium threshold level increases over the term of the notes. The notes will be automatically redeemed only if the closing level of the Index is greater than or equal to the applicable premium threshold level on any valuation date prior to the final valuation date. Even if the closing level of the Index appreciates over the term of the notes, it may not appreciate sufficiently for the notes to be automatically redeemed at a premium, because the premium threshold level increases over the term of the notes. With each year that passes without the notes being automatically redeemed, the likelihood that the notes will be automatically redeemed at a premium will decrease as a result of the increasing premium threshold level.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the notes are not automatically redeemed prior to maturity or if the Index declines or does not appreciate sufficiently from the initial index level to the final index level. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	Your return on the notes depends on the closing level of the Index on only the valuation dates. Because your payment upon automatic early redemption, if applicable, or at maturity depends on the closing level of the Index solely on one of the valuation dates, you are subject to the risk that the closing level of the Index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the Index that you could sell for full value at a time selected by you, or if the return on the notes was based on an average of the closing levels of the Index, you might have achieved better returns.

PS-8

Citigroup Global Markets Holdings Inc.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes are riskier than notes with a shorter term. The notes are relatively long-dated. Because the notes are relatively long-dated, many of the risks of the notes are heightened as compared to notes with a shorter term, because you will be subject to those risks for a longer period of time. In addition, the value of a longer-dated note is typically less than the value of an otherwise comparable note with a shorter term.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	Because the notes provide for repayment of the principal amount at maturity regardless of the performance of the Index, you may not receive a meaningful incremental benefit from the Index’s volatility-targeting feature even though you will be subject to its significant drawbacks. One potential benefit of the Index’s volatility-targeting feature is that it may reduce the potential for large Index declines in volatile equity markets. However, that reduced potential for large Index declines comes at a price: as discussed in more detail below, the volatility-targeting feature is likely to result in a significant allocation to the Treasury Futures Allocation and/or the Cash Allocation, significantly reducing the potential for Index gains in rising equity markets. Because the notes provide for repayment of the principal amount at maturity even if the Index experiences a large decline, any reduced potential for large Index declines resulting from the volatility-targeting feature may not provide a meaningful incremental benefit to an investor in the notes. Investors in the notes will, however, be fully subject to the drawbacks of the volatility-targeting feature, in the form of the reduced participation in rising equity markets and the other risks described below under “—Key Risks Relating to the Index”. As a result, you should understand that any benefit you receive from the Index’s volatility-targeting feature may be outweighed by its drawbacks.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our

PS-9

Citigroup Global Markets Holdings Inc.

liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the closing levels and volatility of the Index and a number of other factors, including general market interest rates, the time remaining to maturity of the notes and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the closing levels of the Index may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the notes and may do so in the future, and any such research, opinions or recommendations could adversely affect the level of the Index. CGMI and other of our affiliates may publish research from time to time relating to the financial markets, any of the Constituents of the Index or the hypothetical investment methodology of the Index. Any research, opinions or recommendations provided by CGMI may influence the price or level of any Constituent of the Index, and they may be inconsistent with purchasing or holding the notes. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by such affiliates of ours may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the Constituents of the Index, the Index itself and the merits of investing in the notes.

▪	The price or level of a Constituent or of the Index may be affected by our or our affiliates’ hedging and other trading activities. In connection with the sale of the notes, we have hedged our obligations under the notes directly or through one of our affiliates, which involved taking positions directly in the Constituents of the Index or other instruments that may affect the values of the Constituents of the Index. We or our counterparties may also adjust this hedge during the term of the notes and close out or unwind this hedge on or before the final valuation date, which may involve, among other things, us or our counterparties purchasing or selling such Constituents or other instruments. This hedging activity on or prior to the pricing date could potentially affect the values of the Constituents of the Index on the pricing date and, accordingly, potentially increase the initial index level, which may adversely affect your return on the notes. Additionally, this hedging activity during the term of the notes, including on or near the valuation dates, could negatively affect the level of the Index and, therefore, adversely affect your payment at maturity on the notes or whether the notes are automatically redeemed. This hedging activity may present a conflict of interest between your interests as a holder of the notes and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI or, if applicable, any other entity may be willing to purchase your notes in a secondary market transaction.

We and our affiliates may also trade the Constituents of the Index and/or other instruments that may affect the values of the Constituents of the Index on a regular basis (taking long or short positions or both), for our or their accounts, for other accounts under management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the prices or levels of the Constituents of the Index on the valuation dates and, therefore, adversely affect the performance of the Index and the notes.

It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

PS-10

Citigroup Global Markets Holdings Inc.

▪	We and our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our or our affiliates’ business activities. We or our affiliates may currently or from time to time engage in business with the issuers of the stocks that are held by the equity sector ETFs, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. We do not make any representation or warranty to any purchaser of the notes with respect to any matters whatsoever relating to our or our affiliates’ business with any such issuer. Moreover, if we or any of our affiliates are or become a creditor of any such issuer or otherwise enter into any transaction with any such issuer in the regular course of business, we or such affiliate may exercise any remedies against such issuer that are available to them without regard to the impact on your interests as a holder of the notes.

▪	The notes calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, CGMI, as notes calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the notes calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. Such judgments could include, among other things:

▪	determining whether a market disruption event exists on a valuation date with respect to any Constituent of the Index then included in the Index;

▪	if the Index Level is not published by the Index Calculation Agent or if a market disruption event exists with respect to any Constituent of the Index then included in the Index on a valuation date, determining the closing level of the Index with respect to that date, which may require us to make a good faith estimate of the value of one or more Constituents of the Index if the market disruption event is continuing on the Backstop Date; and

▪	selecting a Successor Index or performing an alternative calculation of the closing level of the Index if the Index is discontinued.

Any of these determinations made by our affiliate, in its capacity as notes calculation agent, may adversely affect any payment owed to you under the notes.

▪	Discontinuance of the Index could adversely affect the value of the notes. The Index Administrator is not required to publish the Index throughout the term of the notes. The Index Administrator may determine to discontinue the Index, among other reasons, as a result of the occurrence of a material Regulatory Event. See “Description of the Citi RadarSM 5 Excess Return Index” in the accompanying index supplement for more information. If the Index is discontinued, the notes calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Index and is not precluded from considering other indices that are calculated and published by the notes calculation agent or any of its affiliates. Any such successor index may not perform favorably.

If the notes calculation agent does not select a successor index, then the notes calculation agent will calculate a substitute closing level for the Index for all dates from and after the time of discontinuance. The substitute closing level will be determined by the notes calculation agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, except that, at all times after such discontinuance, (i) the Equity Allocation will consist of a basket of all six equity sector ETFs eligible for inclusion in the Index, equally weighted at the time of discontinuance of the Index but without further rebalancing thereafter and (ii) the Treasury Futures Allocation will consist of the Citi Interest Rate 2Y U.S. Treasury Futures Market Tracker Index. In such an event, the closing level of the Index so determined will cease to reflect the Index’s portfolio selection methodology. For purposes of clarity, if the Index Administrator discontinues publication of the Index and the notes calculation agent is required to calculate a substitute closing level for the Index, the notes calculation agent will make that calculation applying all of the current features of the Index, including the volatility targeting, the excess return deduction and the index fee, with the exception that the components of the Equity Allocation and Treasury Futures Allocation will become fixed as described above. The substitute closing level of the Index may perform unfavorably after the discontinuance. In such an event, even though the Index will no longer apply its portfolio selection methodology, the index fee will continue to be deducted.

Key Risks Relating to the Index

The following is a summary of key risks relating to the Index. The summary below should be read together with the more detailed risk factors relating to the Index described in “Risk Factors Relating to the Notes” in the accompanying index supplement. The following discussion of risks should also be read together with the section “Description of the Citi RadarSM 5 Excess Return Index” in the accompanying index supplement, which defines and further describes a number of the terms and concepts referred to below.

▪	The Index may not be successful and may underperform alternative investment strategies. There can be no assurance that the Index will achieve positive returns over any period. The Index tracks the hypothetical performance of a rules-based investment methodology that selects a hypothetical investment portfolio (the Selected Portfolio) to track on a daily basis based on a measure of the prevailing interest rate environment in the United States (the Rates Signal). The performance of the Index over any period will depend on the performance of the Selected Portfolio over that time period, as adjusted daily in response to the observed interest rate environment and pursuant to a volatility targeting feature, and subject to the excess return deduction and index fee, all

PS-11

Citigroup Global Markets Holdings Inc.

as more fully described in the section “Description of the Citi RadarSM 5 Excess Return Index” in the accompanying index supplement. In general, if the equity sector ETFs and the U.S. Treasury notes underlying the U.S. Treasury note futures that make up the Selected Portfolio appreciate over a period by more than the excess return deduction and index fee, the level of the Index will increase, and if they depreciate over that period or appreciate by less than the excess return deduction and index fee, the level of the Index will decrease. The performance of the Index may be less favorable than alternative investment strategies that could have been implemented, including an investment in a passive index fund.

▪	There is uncertainty about the future of 3-month U.S. dollar LIBOR, and if 3-month U.S. dollar LIBOR is discontinued or is no longer widely relied upon by market participants as a benchmark interest rate, the Index may be adversely affected. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the LIBOR administrator. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR.

If 3-month U.S. dollar LIBOR is discontinued or is permanently no longer published or is no longer widely relied upon by market participants as a benchmark interest rate (other than for legacy financial instruments linked to 3-month U.S. dollar LIBOR), the Index Administrator may select a substitute or successor rate that it has determined (after consulting any source that it deems reasonable) is (1) the industry-accepted substitute or successor rate or (2) if there is no such industry-accepted substitute or successor rate, a substitute or successor rate which is the most comparable to 3-month U.S. dollar LIBOR (as 3-month U.S. dollar LIBOR exists as of the launch date of the Index). Upon selection of a substitute or successor rate, the Index Administrator may determine (after consulting any source that it deems reasonable) any adjustment factor it determines is needed to make such substitute or successor rate comparable to 3-month U.S. dollar LIBOR, in a manner which is consistent with any industry-standard practice for such substitute or successor rate. In this circumstance, the successor rate chosen by the Index Administrator may differ in important ways from 3-month U.S. dollar LIBOR, and the Rates Signal determined on the basis of the successor rate may be less effective at identifying the prevailing interest rate environment in the United States. As a result, Index performance based on a successor rate may be less favorable than it would have been had the Rates Signal continued to be based on 3-month U.S. dollar LIBOR.

▪	The Index’s investment thesis may be wrong. The Index methodology is premised on the idea that there is a relationship between the prevailing interest rate environment in the United States and the relative performance of different sectors of the U.S. equity market. Specifically, the Index methodology seeks to implement the thesis that the energy, financials and information technology sectors of the U.S. equity markets may outperform the broader market in a rising interest rate environment, and that the utilities, consumer staples and health care sectors may outperform the broader market in a falling or flat interest rate environment. That investment thesis may be wrong. The assumed relationship may not in fact exist. Even if a relationship did exist at points in the past, it may not exist in the future. If the Index’s investment thesis is wrong, the Index’s Equity Allocation may perform no better than, and in fact may materially underperform, any other allocation that could be made among the equity sector ETFs or the broader market. Our offering of the notes is not an expression of our view about the validity of the Index’s investment thesis. You should form your own independent view about the validity of the Index’s investment thesis in connection with your evaluation of any investment linked to the Index.

▪	Even if the Index’s investment thesis has merit, the effects of the relationship between the prevailing interest rate environment and different sectors of the U.S. equity market may be weak. At best, interest rates are only one factor of many that may relate to the performance of different sectors of the U.S. equity market. Even if there is a relationship between the prevailing interest rate environment and the relative performance of different sectors of the U.S. equity market, the resulting effects on the performance of the relevant equity sectors would hold true only if all other factors were held constant. In reality, other factors are not held constant, and other factors may overwhelm these effects. For example, even at a time of rising interest rates and strong economic growth, commodity prices may fall dramatically as a result of oversupply, causing the energy sector to perform poorly. Or even at a time of falling interest rates, the consumer staples sector may perform poorly because it is adversely affected by weak economic conditions.

Furthermore, as described in “Description of the Citi RadarSM 5 Excess Return Index—Investment Thesis” in the accompanying index supplement, the Index’s investment thesis is predicated in part on an assumption about the relationship between the prevailing interest rate environment, on the one hand, and economic growth and consumer sentiment, on the other—namely, that a Rising interest rate environment is associated with economic growth and improving consumer sentiment, and that a Not Rising interest rate environment is associated with slowing economic growth and declining consumer sentiment. If that relationship is weak, then the relationship between the prevailing interest rate environment and the performance of certain selected sectors of the U.S. equity market may also be weak.

There are reasons to expect that the assumed relationship between the prevailing interest rate environment and economic growth may not necessarily hold. For example, there have been many instances historically when there was strong economic growth and consumer sentiment even at a time of stable interest rates. In that environment, the Index would allocate exposure to the utilities, consumer staples and health care sectors, and those sectors may fail to benefit as much as other sectors from strong economic

PS-12

Citigroup Global Markets Holdings Inc.

growth and consumer sentiment. Moreover, changes in interest rates may be a lagging indicator of economic conditions. When the Federal Reserve changes its interest rate policies, it is likely to have done so after many months of economic data indicating a change in economic conditions. This time lag is in addition to the time lag inherent in the calculation of the Rates Signal. For all of these reasons, there may be a lengthy period of disconnect between economic conditions and the prevailing interest rate environment identified by the Rates Signal.

If the relationship between the prevailing interest rate environment and the performance of the selected equity sector ETFs is weak, the selected equity sector ETFs included in the Index’s Equity Allocation may fail to meaningfully outperform, and may in fact materially underperform, any other allocation that could be made among the sectors of the U.S. equity market. At the same time, the Index would be subject to the negative effects of the excess return deduction and index fee. Those negative effects may be significantly greater than any positive effects resulting from the implementation of the Index’s investment thesis.

▪	Even if the Index’s investment thesis has merit, the Index may not effectively implement that thesis. Even if a relationship exists between the prevailing interest rate environment and the relative performance of different sectors of the U.S. equity market, the particular rules that make up the Index methodology may not effectively capitalize on that relationship. The following is a non-exhaustive list of reasons why the Index may not effectively implement its investment thesis.

▪	The Index methodology does not distinguish between a falling and a flat interest rate environment, which are both subsumed within a “Not Rising” interest rate environment for purposes of the Index. Even if the Index’s investment thesis has merit in a rising interest rate environment and a falling interest rate environment, it may fail to have merit in a flat interest rate environment. The Index’s rationale for allocating exposure to the utilities, consumer staples and health care sectors in a “Not Rising” interest rate environment is, in part, that these sectors provide basic necessities and so may be less sensitive than other sectors to an economic downturn that may accompany a falling interest rate environment. That rationale is less applicable in a flat interest rate environment, which may not be accompanied by an economic downturn. If a flat interest rate environment prevails for an extended period of time and is accompanied by strong economic growth, the utilities, consumer staples and health care sectors that make up the Equity Allocation in that environment may significantly underperform the broader market.

▪	Even if the Index’s investment thesis is correct with respect to some of the six equity sector ETFs that are eligible to be included in the Equity Allocation, its failure to be correct about other equity sector ETFs, or even just one equity sector ETF, may be enough to cause poor performance.

▪	Because of the way the Rates Signal is calculated, the Index may fail to identify a Rising interest rate environment until long after other measures would have indicated that interest rates are rising. The Rates Signal will not identify a Rising interest rate environment unless there have been three consecutive month-over-month increases in the average daily rate of 3-month U.S. dollar LIBOR for the applicable month. Accordingly, even if there has been a sharp increase in interest rates in the last two months, the Rates Signal will not identify a Rising interest rate until there have been three consecutive month-over-month increases.

▪	The Index only seeks to identify whether interest rates are Rising or Not Rising. It does not seek to identify whether interest rates are high or low. It may be that identifying interest rates as high or low would have been a more effective way of identifying the prevailing interest rate environment in the United States than the method used by the Index.

▪	The Index only seeks to partially implement its investment thesis, and as a result may perform poorly even if its investment thesis proves correct. At any point in time, the Index is likely to have a significant allocation to the Treasury Futures Allocation and/or the Cash Allocation. That allocation is intended to help the Index maintain its volatility target of 5%, and is not in furtherance of its investment thesis. In fact, because the U.S. Treasury note futures indices are likely to be adversely affected by rising interest rates, the allocation to the Treasury Futures Allocation may run counter to the Index’s investment thesis. For example, in a Rising interest rate environment, even if the equity sector ETFs that are included in the Selected Portfolio perform favorably, that performance is likely to be offset, and perhaps more than offset, by the decline in the level of the applicable U.S. Treasury note futures index that would result from the rise in interest rates. As a result, even if the Index’s investment thesis proves to be correct, the Index may have poor performance or even decline as a result of its significant allocation to the Treasury Futures Allocation and/or Cash Allocation.

▪	The Index is likely to significantly underperform equities in rising equity markets. The Index is likely to have a significant allocation to the Treasury Futures Allocation and/or Cash Allocation at all times. Only a portion of the Selected Portfolio will be allocated to the Equity Allocation at any point in time. As a result, even if the Index’s investment thesis is correct, and even if the Index effectively implements that thesis at a time when equity markets are rising, the Index may nevertheless materially underperform an alternative investment in the equity sector ETFs that is not based on that thesis but that is fully allocated to the equity sector ETFs. We expect that it will frequently be the case that the allocations to the Treasury Futures Allocation and/or Cash Allocation within the Selected Portfolio will be greater than the allocation to the Equity Allocation.

▪	The equity sector ETFs that may be included in the Equity Allocation do not cover all sectors or segments of the U.S. equity market. The Global Industry Classification Standard (“GICS”), which defines the sectors tracked by the equity sector ETFs, divides the U.S. equity market into eleven sectors. Only six equity sector ETFs are eligible to be included in the Equity Allocation. Moreover, the equity sector ETFs that are eligible to be included in the Equity Allocation only include stocks from the large

PS-13

Citigroup Global Markets Holdings Inc.

capitalization segment of the U.S. equity market, as represented by the S&P 500® Index. As a result, a significant portion of the U.S. equity market is not eligible for inclusion in the Equity Allocation. The sectors represented by the six equity sector ETFs that are eligible for inclusion in the Equity Allocation may not exhibit as strong a relationship with the prevailing interest rate environment as the GICS sectors that are not eligible for inclusion or as the small capitalization segment of the U.S. equity market, and those other equity sectors or the small capitalization segment may have better performance than the six large capitalization sectors that are eligible for inclusion.

▪	The equity sector ETFs in the Equity Allocation may offset each other. At any given time, the Equity Allocation will consist of three equity sector ETFs. Even if the relationships posited by the Index’s investment thesis exist between the prevailing interest rate environment and one or two of the equity sectors represented in the Equity Allocation, that relationship may not exist for the other equity sector(s). Even if one or two of those equity sector ETFs performs favorably, one or two others may perform unfavorably, partially or fully offsetting, or more than offsetting, the performance of the favorably performing equity sector ETF(s). The Index might have performed more favorably if it included fewer equity sector ETFs in the Equity Allocation.

▪	The Index is likely to have significant exposure to the Treasury Futures Allocation, which has limited return potential and significant downside potential, particularly in times of rising interest rates. Each U.S. Treasury note futures index has limited return potential, which in turn limits the return potential of the Index. However, each U.S. Treasury note futures index has significant downside potential, particularly in a “Rising” interest rate environment. Although U.S. Treasury notes themselves are generally viewed as safe assets, each U.S. Treasury note futures index tracks the value of a futures contract on U.S. Treasury notes, which may be subject to significant fluctuations and declines. In particular, the value of a futures contract on a U.S. Treasury note is likely to decline if there is a general rise in interest rates, as the rise in interest rates would reduce the value of the underlying U.S. Treasury notes. In addition, the value of a futures contract on U.S. Treasury notes is likely to decline by more than the decline in the value of the underlying U.S. Treasury notes at a time of rising interest rates, because the futures contract will also be adversely affected by an increase in the implicit financing cost discussed above. As a result, even if the Index’s investment thesis were correct and the equity sector ETFs selected in a “Rising” interest rate environment perform favorably in that environment, that favorable performance is likely to be at least partially offset, and may be more than offset, by unfavorable performance of the applicable U.S. Treasury note futures index.

▪	The Index may have significant exposure to the Cash Allocation, on which no interest or other return will accrue. At any time when the Selected Portfolio has less than a 100% allocation to the Invested Allocation, the difference will be hypothetically allocated to uninvested cash (the Cash Allocation) and will not accrue any interest or other return. A significant allocation to the Cash Allocation will significantly reduce the Index’s potential for gains. In addition, the index fee will be deducted from the entire Index, including the portion allocated to the Cash Allocation. As a result, after taking into account the deduction of the index fee, any portion of the Index that is allocated to the Cash Allocation will experience a net decline at a rate equal to the index fee. In general, the Cash Allocation is likely to be greatest at a time when the one-month volatility of the equity sector ETFs making up the actual Equity Allocation over the preceding month has increased significantly from the six-month volatility of the current Equity Allocation.

▪	The excess return deduction will be a significant drag on Index performance. The performance of each U.S. Treasury note futures index is expected to reflect changes in the value of the underlying U.S. Treasury notes, as reduced by an implicit financing cost. In addition, for purposes of the Index, the performance of each equity sector ETF will be calculated on a daily basis after deducting a rate equal to the federal funds effective rate from its actual total return performance. We refer to this deduction, together with the implicit financing cost in the performance of each U.S. Treasury note futures index, as the “excess return deduction”. The excess return deduction will cause the performance of each U.S. Treasury note futures index to be significantly less than the performance of the underlying U.S. Treasury notes, and will cause the performance of each equity sector ETF, as measured for purposes of the Index, to be significantly less than its actual performance. The excess return deduction means that the Selected Portfolio will not have positive returns unless the relevant U.S. Treasury notes and/or equity sector ETFs appreciate sufficiently to offset the excess return deduction. Because of the excess return deduction, the Selected Portfolio may have negative returns even if the relevant U.S. Treasury notes and/or equity sector ETFs appreciate.

The excess return deduction will place a drag on the performance of the Index, offsetting any appreciation of the U.S. Treasury notes underlying the applicable U.S. Treasury note futures index and the equity sector ETFs that make up the Equity Allocation, exacerbating any depreciation and causing the value of the Selected Portfolio to decline steadily if the value of those U.S. Treasury notes and/or equity sector ETFs remains relatively constant.

▪	The index fee will adversely affect Index performance. An index fee of 0.75% per annum is deducted in the calculation of the Index. The negative effects of the index fee on Index performance will be in addition to the negative effects of the excess return deduction described above.

▪	The Index may fail to maintain its volatility target and may experience large declines as a result. The Index adjusts the Selected Portfolio’s exposure between the Equity Allocation and the Treasury Futures Allocation, and between the Invested Allocation and the Cash Allocation, as often as daily in an attempt to maintain a trailing one-month volatility target of 5%. Because this exposure adjustment is backward-looking based on historical volatility, there may be a significant time lag before a sudden increase in volatility of the Equity Allocation is sufficiently reflected in the trailing volatility measures used by the Index to result in a meaningful reduction in exposure to the Equity Allocation. In the meantime, the Index may experience significantly more than 5%

PS-14

Citigroup Global Markets Holdings Inc.

volatility and, if the increase in volatility is accompanied by a decline in the value of the Invested Allocation, the Index may incur significant losses.

▪	The daily volatility-targeting feature may cause the Index to perform poorly in temporary market crashes. A temporary market crash is an event in which the volatility of the Equity Allocation spikes suddenly and its value declines sharply over a short period of time, but the decline is short-lived and the Equity Allocation soon recovers its losses. In this circumstance, although the value of the Equity Allocation after the recovery may return to its value before the crash, the level of the Index may not fully recover its losses. This is because of the time lag that results from using a look-back period in the second stage of the Index’s volatility-targeting feature of one month. Because of the time lag, the Index may not meaningfully reduce its exposure to the Invested Allocation until the crash has already occurred, and by the time the reduced exposure does take effect, the recovery may have already begun. For example, if the Index has 50% exposure to the decline in the Invested Allocation, and then reduces its exposure so that it has only 20% exposure to the recovery, the Index will end up significantly lower after the crash and recovery than it was before the crash.

▪	The performance of the Index will be highly sensitive to the specific parameters by which it is calculated. The Index is calculated pursuant to a rules-based methodology that contains a number of specific parameters. These parameters will be significant determinants of the performance of the Index. There is nothing inherent in any of these specific parameters that necessarily makes them the right specific parameters to use for the Index. If the Index had used different parameters, the Index might have achieved significantly better returns.

▪	The Index will be calculated pursuant to a set of fixed rules and will not be actively managed. If the Index performs poorly, the Index Administrator will not change the rules in an attempt to improve performance. The Index tracks the hypothetical performance of the rules-based investment methodology described under “Description of the Citi RadarSM 5 Excess Return Index” in the accompanying index supplement. The Index will not be actively managed. If the rules-based investment methodology tracked by the Index performs poorly, the Index Administrator will not change the rules in an attempt to improve performance. Accordingly, an investment linked to the Index is not like an investment in a mutual fund. Unlike a mutual fund, which could be actively managed by the fund manager in an attempt to maximize returns in changing market conditions, the Index rules will remain unchanged, even if those rules might prove to be ill-suited to future market conditions.

▪	The Index has limited actual performance information. The Index launched on February 20, 2019. Accordingly, the Index has limited actual performance data. Because the Index is of recent origin with limited performance history, an investment linked to the Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance may have provided more reliable information on which to assess the validity of the Index’s hypothetical investment methodology. However, any historical performance of the Index is not an indication of how the Index will perform in the future.

▪	Hypothetical back-tested Index performance information is subject to significant limitations. All information regarding the performance of the Index prior to February 20, 2019 is hypothetical and back-tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back-tested Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

▪	The Index Administrator developed the rules of the Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period. The fact that the Index generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology.

▪	The hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested Index performance information are not necessarily representative of the market conditions that will exist in the future.

▪	As described in more detail in the section “Description of the Citi RadarSM 5 Excess Return Index—Hypothetical Back-Tested Index Performance Information” in the accompanying index supplement, two of the equity sector ETFs have been affected by significant changes in the way the sectors they track are defined. Hypothetical back-tested performance information for the Index has been calculated based on the actual historical closing prices of all equity sector ETFs. For all periods prior to these changes, the closing prices for the two affected equity sector ETFs are likely to have been different than they would have been had these equity sector ETFs tracked their target sectors as currently defined. As a result, the hypothetical back-tested Index performance information may not reflect how the Index would have performed if the two equity sector ETFs had tracked their target sectors as currently defined.

▪	The U.S. Treasury note futures indices were first published on April 28, 2017. For all periods prior to that date, the hypothetical back-tested performance of the Index has been calculated based on the hypothetical back-tested performance of the U.S. Treasury note futures indices.

It is impossible to predict whether the Index will rise or fall. The actual future performance of the Index may bear no relation to the historical or hypothetical back-tested levels of the Index.

PS-15

Citigroup Global Markets Holdings Inc.

▪	Changes to the GICS sectors upon which the equity sector ETFs are based may adversely affect the performance of the Index. Changes are made from time to time to the GICS sector classification system, which is used to define the sector that each equity sector ETF tracks. Any changes made in the future could materially change the composition of the sector tracked by one or more equity sector ETFs, which could result in materially worse Index performance than if the change had not been made.

▪	There are drawbacks associated with tracking the value of ETFs rather than the underlying indices that the ETFs seek to track. The Equity Allocation will be composed of ETFs. Each ETF seeks to track the performance of its underlying index before giving effect to fees and expenses of the ETF. After giving effect to these fees and expenses, the performance of each ETF is likely to be less favorable than the performance of the underlying index that it tracks. In addition, the price of the shares of each ETF may not perfectly track the performance of its underlying index or its net asset value per share.

▪	The Index Administrator and Index Calculation Agent, which is our affiliate, may exercise judgments under certain circumstances in the calculation of the Index. Although the Index is rules-based, there are certain circumstances under which the Index Administrator or Index Calculation Agent may be required to exercise judgment in calculating the Index, including the following:

▪	The Index Administrator will determine whether an ambiguity, error or omission has arisen and the Index Administrator may resolve such ambiguity, error or omission, using Expert Judgment, and may amend the Index rules to reflect the resolution of the ambiguity, error or omission.

▪	The Index Calculation Agent will determine if any Index Business Day is a Disrupted Day with respect to any Constituent and, if so, may publish its good faith estimate of the Index Level for such Index Business Day, using its good faith estimate of the value of the Constituent(s) affected by the Disrupted Day.

▪	If an Adjustment Event occurs with respect to a Constituent, the Index Calculation Agent will determine whether to replace such Constituent and may adjust the Index rules accordingly, and the Index Administrator will determine whether to discontinue the Index.

▪	The Index Calculation Agent will determine whether a Regulatory Event occurs and whether such event has a material effect on the Index. Following the occurrence of a material Regulatory Event, the Index Administrator will determine whether to amend the Index rules or discontinue and cancel the Index. Following the occurrence of a nonmaterial Regulatory Event, the Index Calculation Agent will determine whether to replace the affected Constituent.

In exercising these judgments, the Index Administrator’s status as our affiliate may cause its interests to be adverse to yours. The Index Administrator and Index Calculation Agent are not your fiduciaries and are not obligated to take your interests into account in calculating the Index. Any actions taken by the Index Administrator or Index Calculation Agent in calculating the level of the Index could adversely affect the performance of the Index.

Citigroup Global Markets Limited may be required to make similar types of judgments in its capacity as index administrator and calculation agent for the U.S. Treasury note futures indices.

▪	Investing in the notes is not the same as directly owning the equity sector ETFs, U.S. Treasury note futures contracts or cash included in the Selected Portfolio. The Selected Portfolio is described as a hypothetical investment portfolio because there is no actual portfolio of assets to which any investor is entitled or in which any investor has any ownership or other interest. The Index is merely a mathematical calculation that is performed by reference to hypothetical positions in the equity sector ETFs, U.S. Treasury notes futures index and cash included in the Selected Portfolio, and the other Index rules.

PS-16

Citigroup Global Markets Holdings Inc.

Hypothetical Back-Tested and Historical Index Performance Information

This section contains hypothetical back-tested performance information for the Index. All Index performance information prior to February 20, 2019 is hypothetical and back-tested, as the Index did not exist prior to that date. Hypothetical back-tested Index performance information is subject to significant limitations. The Index Administrator developed the Index rules with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period. The fact that the Index generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology. Furthermore, the hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

The hypothetical back-tested Index information has been calculated by the Index Administrator. The hypothetical back-tested Index levels have been calculated by the Index Administrator by applying the Index methodology substantially as described in the section “Description of the Citi RadarSM 5 Excess Return Index” in the accompanying index supplement to the actual published closing prices of the equity sector ETFs and published values of 3-month U.S. dollar LIBOR during the back-tested period. The U.S. Treasury note futures indices were first published on April 28, 2017. Accordingly, for purposes of preparing hypothetical back-tested Index information, the Index Administrator used the actual published levels of the U.S. Treasury note futures indices for all periods since April 28, 2017, and hypothetical back-tested levels of the U.S. Treasury note futures indices for all periods prior to that date. The hypothetical back-tested levels of the U.S. Treasury note futures indices have been calculated by Citigroup Global Markets Limited (in its capacity as index administrator of the U.S. Treasury note futures indices) by applying the methodology substantially as described under “Description of the U.S. Treasury Note Futures Indices” in the accompanying index supplement to the actual published settlement prices of the underlying U.S. Treasury note futures contracts during the back-tested period.

As described in more detail in the section “Description of the Citi RadarSM 5 Excess Return Index—Hypothetical Back-Tested Index Performance Information” in the accompanying index supplement, two of the equity sector ETFs have been affected by significant changes in the way the sectors they track are defined. Hypothetical back-tested performance information for the Index has been calculated based on the actual historical closing prices of all equity sector ETFs. For all periods prior to these changes, the closing prices for the two affected equity sector ETFs are likely to have been different than they would have been had these equity sector ETFs tracked their target sectors as currently defined. As a result, the hypothetical back-tested Index performance information may not reflect how the Index would have performed if the two equity sector ETFs had tracked their target sectors as currently defined.

It is impossible to predict whether the Index will rise or fall. By providing the hypothetical back-tested and historical Index performance information below, we are not representing that the Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the Index may bear no relation to the hypothetical back-tested or historical performance of the Index.

Hypothetical Back-Tested and Historical Index Performance

The graph below depicts the hypothetical back-tested performance of the Index for the period from January 1, 2008 to February 19, 2019 and historical Index performance for the period from February 20, 2019 to August 27, 2019.

On August 27, 2019, the closing level of the Index was 222.05.

PS-17

Citigroup Global Markets Holdings Inc.

Hypothetical Back-Tested and Historical Rates Signal

The graph below illustrates the hypothetical back-tested determinations of the Rates Signal from January 1, 2008 to February 19, 2019 and historical determinations of the Rates Signal for the period from February 20, 2019 to August 27, 2019. The hypothetical back-tested determinations of the Rates Signal shown below are subject to the significant limitations on hypothetical back-tested Index information discussed above. The hypothetical back-tested and historical determinations of the Rates Signal alike may not be indicative of the future determinations of the Rates Signal.

The graph below illustrates the percentage of time the Rates Signal was determined to be “Rising” and “Not Rising” for the last year and for the last ten years, each as of August 27, 2019, based on the same hypothetical back-tested and historical information shown above.

PS-18

Citigroup Global Markets Holdings Inc.

Hypothetical Back-Tested and Historical Selected Portfolio Allocations

The graph below illustrates the hypothetical back-tested allocations of the Selected Portfolio from January 1, 2008 to February 19, 2019 and historical allocations of the Selected Portfolio for the period from February 20, 2019 to August 27, 2019. The hypothetical back-tested allocations of the Selected Portfolio shown below are subject to the significant limitations on hypothetical back-tested Index information discussed above. The hypothetical back-tested and historical allocations alike may not be indicative of the future allocations of the Selected Portfolio.

The table below shows the average allocation within the Selected Portfolio to each of the Equity Allocation, Treasury Futures Allocation and Cash Allocation for the last year and for the last ten years, each as of August 27, 2019, based on the same hypothetical back-tested and historical information shown above.

Average Allocation within Selected Portfolio
	Last 10 years	Last 1 year
Equity Allocation	37.7%	36.4%
Treasury Futures Allocation	53.1%	50.5%
Cash Allocation	9.2%	13.1%

Hypothetical Back-Tested and Historical Excess Return Deduction

The graph below is intended to illustrate the hypothetical back-tested (for the period from January 1, 2008 to February 19, 2019) and historical (for the period from February 20, 2019 to August 27, 2019) effect of the excess return deduction on the performance of the Index by comparing the hypothetical back-tested and historical performance of the Index against a “total return” version of the Index. The “total return” version of the Index is intended to remove the effect of the excess return deduction by adding back the prevailing federal funds effective rate to the daily return of the Equity Allocation and increasing the daily performance of the Treasury Futures Allocation by the prevailing 3-month U.S. Treasury bill yield. The 3-month U.S. Treasury bill yield is intended as an approximation of the implicit financing cost inherent in the performance of the Treasury Futures Allocation but may be less than the actual implicit financing cost. As a result, the information below may not capture the full negative effect of the excess return deduction. The hypothetical back-tested performance shown below is subject to the significant limitations on hypothetical back-tested Index information discussed above. The hypothetical back-tested and historical effects of the excess return deduction may not be indicative of the future effects of the excess return deduction. The negative effects of the excess return deduction during the term of the notes may significantly exceed the effects illustrated below.

PS-19

Citigroup Global Markets Holdings Inc.

The table below shows the annualized performance of the Index and of the “total return” version of the Index for the last year and for the last ten years, each as of August 27, 2019, based on the same hypothetical back-tested and historical information shown above. The annualized effect of the excess return deduction on the performance of the Index shown in the table below is calculated as the difference between the annualized performance of the Index and the “total return” version of the Index.

	Annualized Performance
	Last 10 years	Last 1 year
Index	5.6%	5.4%
“Total Return” Index	6.2%	7.8%
Annualized Effect of Excess Return Deduction	-0.6%	-2.5%

Comparative Information

The graph below depicts the hypothetical back-tested performance of the Index for the period from January 1, 2008 to February 19, 2019 and historical Index performance for the period from February 20, 2019 to August 27, 2019. For information purposes, the graph also depicts the performance of an excess return version of the S&P 500 Index and an excess return version of the Bloomberg Barclays U.S. Aggregate Bond Index (a bond index that is intended to track the total U.S. investment grade bond market) since January 1, 2008. The excess return versions of each of the S&P 500 Index and the Bloomberg Barclays U.S. Aggregate Bond Index have been calculated by the Index Administrator by subtracting from the published daily performance of the total return versions of each a notional rate equal to the federal funds effective rate as in effect as of the prior calendar month end.

PS-20

Citigroup Global Markets Holdings Inc.

The relationship between the performance of the Index and the performance of the other indices shown in the graph above is not an indication of how the performance of the Index may compare to the performance of these other indices in the future. By including performance information for these other indices, no suggestion is made that these are the only alternative indices to which the hypothetical back-tested performance of the Index should be compared. You should independently evaluate an investment linked to the Index as compared to other investments available to you. In particular, you should note that the comparison in the graph above is against the “excess return” performance of the other indices, which reflects the performance of a hypothetical investment in these other indices made with borrowed funds and thus bears a hypothetical interest cost. You should note that an investment linked to these other indices that is not made with borrowed funds would not be reduced by any interest cost. Accordingly, the performance of the other indices shown in the graph above is less than the performance that could be achieved by a fully funded direct investment (i.e., an investment not made with borrowed funds) in these other indices (or a related index fund).

Using the same information as the graph above, the table below shows the annualized (annually compounded) performance of the Index as compared to excess return versions of the S&P 500 Index and the Bloomberg Barclays U.S. Aggregate Bond Index for the last year, for the last three years and for the last five years.

	Citi RadarSM 5 Excess Return Index	S&P 500 Index (ER)	Bloomberg Barclays U.S. Aggregate Bond Index (ER)
Last 1 Year (since August 31, 2018)	5.4%	-1.4%	7.8%
Last 3 Years (since August 31, 2016)	6.6%	10.3%	1.6%
Last 5 Years (since August 29, 2014)	4.8%	8.6%	2.3%

PS-21

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying index supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder (as defined in the accompanying index supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 2.444%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,185.504 at maturity. The following table states the amount of interest (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above:

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Issue date through December 31, 2019	$8.148	$8.148
January 1, 2020 through June 30, 2020	$12.321	$20.469
July 1, 2020 through December 31, 2020	$12.472	$32.941
January 1, 2021 through June 30, 2021	$12.624	$45.566
July 1, 2021 through December 31, 2021	$12.779	$58.344
January 1, 2022 through June 30, 2022	$12.935	$71.279
July 1, 2022 through December 31, 2022	$13.093	$84.372
January 1, 2023 through June 30, 2023	$13.253	$97.625
July 1, 2023 through December 31, 2023	$13.415	$111.040
January 1, 2024 through June 30, 2024	$13.579	$124.619
July 1, 2024 through December 31, 2024	$13.745	$138.364
January 1, 2025 through June 30, 2025	$13.913	$152.276
July 1, 2025 through December 31, 2025	$14.083	$166.359
January 1, 2026 through June 30, 2026	$14.255	$180.614
July 1, 2026 through maturity date	$4.890	$185.504

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying index supplement, if you are a Non-U.S. Holder (as defined in the accompanying index supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying index supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” in the accompanying index supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to

PS-22

Citigroup Global Markets Holdings Inc.

Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying index supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $41.25 for each note sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $41.25 for each note they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the notes are automatically redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the notes is more than two business days after the pricing date, investors who wish to sell the notes at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the Index and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

PS-23

Citigroup Global Markets Holdings Inc.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying index supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

PS-24

Citigroup Global Markets Holdings Inc.

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder,

PS-25

Citigroup Global Markets Holdings Inc.

are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-26